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                                                                   Exhibit 10.22



                              EMPLOYMENT CONTRACT

Agreement has this day been made between Amersham Pharmacia Biotech AB hereinafter called "the Company" and Mr. Par-Erik Sandlund hereinafter called "the Employee".

SECTION 1 EMPLOYMENT AND EMPLOYEE'S OBLIGATIONS

          The Company appoints the Employee Chief Financial Officer of Amersham Pharmacia Biotech, entrusted with all powers of daily management, as delegated by the Chief Executive Officer.

          In this capacity the Employee shall perform his duties as specified by the Chief Executive Officer.

          The Employee shall devote the whole of his working time to his duties under this agreement and may not undertake any other duties without a written consent from the Company.

          The Employee is based in Uppsala, Sweden. A relocation of headquarters to another location is subject to a new agreement.

SECTION 2 FIRST DAY OF EMPLOYMENT

          This agreement shall run from the 5th of August 1997. The employment shall be considered to be for an indefinite period. The Employee's employment with the Company shall be considered continuous as from 1 August 1991.

SECTION 3 REMUNERATION

3.1       Base Salary

          The Employee's annual base salary shall as from 1 October 1997 be SEK 1,017,750 payable in arrears in twelve instalments per annum. With effect from 1 January 1998, the annual base salary shall be SEK 1,053,371 and with effect from 1 January 1999 the annual base salary shall be SEK 1,250,000.

          The salary will be reviewed annually, any change will be effective January 1. Next review will be made in 2000.
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          Any bonuses, gifts or other payments which the Company may grant or make to the Employee from time to time, to the extent that they are not required by law or by this agreement, shall be treated as having been granted or made at the Company's absolute discretion and shall not be considered a part of the Employee's contractual remuneration.

3.2       Short Term Incentives

          The Employee will be entitled to a payment based upon individual performance and performance of Amersham Pharmacia Biotech, provided predetermined objectives are met. The maximum amount is 40 per cent of the basic salary and associated conditions will be in line with Group policy.

          Details regarding objectives and incentives will be settled in a separate agreement.

3.3       Long Term Incentives

          The Employee will be eligible for an allocation of Nycomed Amersham shares, provided certain predetermined objectives related to the performance of Amersham Pharmacia Biotech are met. The Company will pay employer's contribution on any allocation.

          Objectives are set and evaluation of performance will be made at the absolute discretion of the Company. Other associated conditions are described in a separate document.

          Shares will be purchased by the Company and held in a trust.

3.4       Share Option Scheme

          The Employee will be eligible for inclusion in the share option scheme of Nycomed Amersham. Income tax levied on any gain will be borne by the Employee and Employer's contribution by the Company.

          All conditions related to the Share Option Scheme are set and decisions made at the Company's absolute discretion. Any change of conditions shall not constitute breach of this agreement.

3.5       International Relocation Allowance

          In the event of relocation of the headquarters of Amersham Pharmacia Biotech within a three year period following the start of the Company, a lump sum will be paid to the Employee, provided the Employee is willing to relocate and is offered a similar position. In case the Employee declines to relocate, no allowance will be paid.

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          In case Amersham Pharmacia Biotech decides not to relocate, the lump sum will be paid to the Employee. Income tax levied on the payment will be borne by the Employee and employer's contribution by the Company.

          The annual report set aside for a future lump sum payment is GBP 37,923. With effect from 1 January 1999 the amount is 27,844. The amount is based on a possible relocation to the United Kingdom. The amount will reviewed annually and any decision to revise it will be at the discretion of the Company.

          Should Amersham Pharmacia Biotech decide to relocate to another location and country than the United Kingdom, the same arrangement and similar conditions shall apply.

3.6       Company Car

          The Employee is entitled to a Company car for business and private use. Standard of car shall be in line with a Volvo S70. The Company shall meet all expenses, except fuel for private mileage. Other conditions related to the car will be in line with the Company car policy as amended from time to time.

          The Employee can alternatively elect to receive a car allowance in cash, paid out per month.

SECTION 4 EXPENSES

          The Company will reimburse the Employee for all reasonable business expenses incurred by him in the course of the employment. The Employee must provide receipts and other evidence of such business expenses.

SECTION 5 PENSION AND INSURANCE COVERAGE

          The Company will annually contribute towards a pension scheme selected and designed by the Employee, "Ordinary Retirement Scheme". Company contribution shall be equal to 20 per cent of base pay and average bonus over a three-year period, but in no case above the maximum contribution deductible according to the tax rules. Earnings in excess of 50 base amounts will not be taken into account (base amount: SEK 36,400, 50 base amounts currently 1,820,000). Disability coverage and survivor's benefits shall be a part of the arrangement and be on a satisfactory level.

          Retirement age is 60. The Company will in addition to the Ordinary Retirement Scheme arrange for early retirement benefits covering the period 60 to 65 years of age (enclosure). Subject to separate agreement between Company and the Employee, early retirement may be postponed and start at any other age between 60 and 65.
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          Funding of early retirement benefits will be decided at the discretion of the Company.

          Social charges on levied on contributions to pension arrangements will be paid by the Company.

SECTION 6 HOLIDAY ENTITLEMENT

          The Employee is entitled to 30 days of holiday. Entitlement shall accrue month by month on a pro rata basis.

SECTION 7 SOCIAL SECURITY CONTRIBUTIONS AND INCOME TAXES

          The Employee will pay tax and social security contributions in accordance with Swedish regulations and the Company will withhold the necessary deductions for this.

          The Company pays Employer's Contribution according to local rules.

SECTION 8 TERMINATION OF AGREEMENT

          The agreement may be terminated by either party giving to the other six months advance notice in writing. The Company reserves the right to remove the Employee from his position during the time of notice or part of it. During the time of notice the Employee is entitled to the conditions of this agreement.

          Should the agreement be terminated by the Company for other reason than material breach of agreement, the Employee shall receive in addition to time of notice a severance pay amounting to twelve months salary as per date the day before giving notice. The severance pay shall, unless otherwise agreed upon, be paid every month starting the first month after the effective date of employment. Full vesting to date of early retirement benefits accrued to date shall apply.

          Should the agreement be terminated by the Employee, entitlement to early retirement benefits shall be forfeited.

          The Company reserves the right to terminate this agreement at any time without advance notice or severance pay in the event of material breach of contract, including act of gross negligence or gross misconduct by the Employee and wilful failure to perform his duties with the Company.

          Material breach of contract after the termination of employment may result in the immediate cessation of severance pay and other benefits.

          This clause together with other clauses will be reviewed in connection with a relocation of headquarters to another location. Relocation is subject to a new agreement.



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SECTION 9 CONFIDENTIALLY

          The Employee shall not at any time other than the course of his duties without the previous consent in writing of the Company divulge or make known to anyone any secrets or any technical, commercial, financial or other information of a confidential nature unless such information is already in the public domain relating to the business or customers of the Group so as to the extent that all such information has become a matter of public record. All papers and documents used by the Employee in the course of his employment are and will remain the property of the Company and will be delivered up to the Company on the termination of the Employee's agreement with the Company or any of its subsidiaries. This clause operates independently of the existence of this Agreement.

SECTION 10 PATENT, SECRET PROCESSES AND IMPROVEMENTS

          Any discovery or invention or secret process or improvement in procedure made or discovered by the Employee while in the service of the Company whether before or after the date of this Agreement in any way affecting or relating to the business of the Company or of any subsidiary company or capable of being used or adapted for use therein or in connection therewith shall forthwith be disclosed to the Company and should belong to and be the absolute property of the Company.

SECTION 11 RESTRICTIVE COVENANT


          The Employee hereby agrees during his employment and twelve months after the effective date of termination of employment not to directly or indirectly

          (i) solicit or approach any person for the purpose of offering to supply or procure the supply of goods of services similar to those then sold or supplied by Amersham Pharmacia Biotech where that person was one to whom the Employee knows Amersham Pharmacia Biotech sold or supplied goods or services.

          (ii) incite or procure the breach or amendment of any contract for the supply of goods or services, agreement or pattern of dealing to which Amersham Pharmacia Biotech is party or by which Amersham Pharmacia Biotech benefits.

          (iii) entice or solicit, or endeavour to entice or solicit any employee of Amersham Pharmacia Biotech to leave such employment.

          (iv) entice of solicit, or endeavour to entice or solicit any contract worker or independent contractor to terminate or not renew his/her contract for services with Amersham Pharmacia Biotech.

          (v) neither personally or by an agent directly or indirectly either on the Employee's own account or for any other person, firm or company carry on or be engaged or interested in any business which competes with any business carried out at the date of termination of employment by Amersham Pharmacia Biotech.



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SECTION 12 OTHER EMPLOYMENT CONDITIONS

          As regards employment conditions that are not regulated in this contract the policies of Amersham Pharmacia Biotech AB shall apply.


SECTION 13 OTHER CLAUSE

          This agreement supersedes all earlier written or oral agreements between the Employee and Amersham Pharmacia Biotech.

          The agreement constitutes the entire agreement between the parties and it may only be changed by a written agreement between the parties, except for areas explicitly mentioned in this agreement.


SECTION 14 JURISDICTION

          This contract is construed according to and governed by Swedish law. Any dispute about the agreement shall be submitted to a Swedish Arbitration court if the parties cannot come to a consensus as to the interpretation of the conditions. Cost for the arbitration proceedings shall be defrayed by the Company provided the Employee has not unduly instigated the arbitration procedure. In such case, the arbitrators shall determine the distribution of arbitration cost.


SECTION 15 COUNTERPARTS

          The agreement has been drawn up in duplicate of which the parties have taken one copy each.



Signed /s/ Arne Forsell                      /s/ Per Erik Sandlund
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       Arne Forsell                          Per Erik Sandlund
       Acting CEO
       Amersham Pharmacia Biotech

       18 February 1999                      18 February 1999
       ----------------                      ----------------
       date                                  date


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                                                                       enclosure



EARLY RETIREMENT BENEFITS

1.  BENEFITS

Enhanced Company benefits are:

     -- early retirement pensions (retirement benefits prior to the normal retirement age of 65), and

     --   survivors' pensions

Early retirement pension amounts to 70 per cent of pensionable earnings up to a maximum of earnings equivalent to 50 base amounts ("basbelopp", currently
SEK 36,400) will be paid from the age 60 until the age of 65. Any Disability pension received from Social Security or Ordinary Retirement Scheme shall reduce the Early Retirement Pension to such an extent that the total resulting pension does not exceed 70 per cent of pensionable earnings up to 50 base amounts.

The contributions that would have been made to the Employee's Ordinary Retirement Arrangement had the Employee stayed in service until 65, will be made by the Company.

Survivors' pension amount relating to early retirement benefits in the entire accrued entitlement at the time of death, should the Employee die prior to payment commencing. Payment will be made over a five-year period. If the Employee dies between 60 and 65, during the period under which the early retirement pension is being paid, the Company will continue payment under the same terms.

Any Survivor's pension received from Social Security and/or Ordinary Retirement Scheme shall reduce the Early Retirement Pension to such an extent that the total resulting pension does not exceed 70 per cent of pensionable earnings up to 50 base amounts.

2.  VESTING AND ACCRUAL

Benefits are deemed to accrue uniformly over the period up to the retirement age. Vesting Service is service in the current position.

Consequences for early retirement benefits of termination of employment are set out in the employment agreement.


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                                                            enclosure


3. INCREASE OF BENEFITS

The Company shall make an annual review of benefits in payment and accrued benefits for the Employee and will normally increase these in line with the increase in ITP pensions. In the event of changes to ITP arrangements invalidating this approach, the Company shall identify a suitable alternative comparator. Decisions on benefit increases are made at the discretion of the Company.

Review for possible increases of accrued benefits also applies after termination of employment, provided benefits are vested.


4. FUNDING

Decision on funding, including change of funding will be made at the discretion of the Company.


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